Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Second Fiscal Quarter 2022 Financial Results and Declares Increased Distribution of $0.165 Per Share

LOS ANGELES, CA, May 5, 2022 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended March 31, 2022.

Financial Highlights for the Quarter Ended March 31, 2022

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Total investment income was $64.3 million ($0.35 per share) for the second fiscal quarter of 2022, as compared with $64.9 million ($0.36 per share) for the first fiscal quarter of 2022. Adjusted total investment income was $60.3 million ($0.33 per share) for the second fiscal quarter of 2022, as compared with $62.1 million ($0.34 per share) for the first fiscal quarter of 2022. The decreases were primarily driven by lower dividend income, partially offset by higher prepayment fees.

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GAAP net investment income was $40.1 million ($0.22 per share) for the second fiscal quarter of 2022, as compared with $32.3 million ($0.18 per share) for the first fiscal quarter of 2022. The increase was principally from higher interest income, resulting primarily from higher interest income accretion related to merger-related accounting adjustments, higher prepayment fees and a reversal of accrued capital gains incentive fees. This was partially offset by higher interest expense and higher part I incentive fees.

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Adjusted net investment income was $32.3 million ($0.18 per share) for the second fiscal quarter of 2022, as compared with $31.2 million ($0.17 per share) for the first fiscal quarter of 2022. The increase for the quarter primarily reflected higher prepayment fees and OID acceleration related to exited investments as well as lower professional fees, partially offset by higher interest expense and higher part I incentive fees.

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Net asset value (“NAV”) per share was $7.26 as of March 31, 2022, down 1.1% from $7.34 as of December 31, 2021. The decrease was primarily driven by unrealized losses related to credit spread widening, partially offset by undistributed net investment income.

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Originated $227.9 million of new investment commitments and received $180.1 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2022. Of these new investment commitments, 72% were first lien loans, 7% were second lien loans, 13% were subordinated debt investments and 8% were equity investments. The weighted average yield on new debt investments was 8.7%.

•	No investments were on non-accrual status as of March 31, 2022.

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Issued and sold 2.6 million shares of common stock under the Company’s “at the market” equity offering during the three months ended March 31, 2022. The shares were issued at a premium to NAV, resulting in net proceeds of $19.4 million after giving effect to sale agents’ commissions and offering expenses.

•	Total debt outstanding was $1,395.0 million as of March 31, 2022. The total debt to equity ratio was 1.05x, and the net debt to equity ratio was 1.02x, after adjusting for cash and cash equivalents.

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Liquidity as of March 31, 2022 was composed of $39.4 million of unrestricted cash and cash equivalents and $455.0 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $243.8 million, or $194.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $194.8 million, approximately $152.4 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

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A quarterly cash distribution was declared of $0.165 per share, up 3% from the prior quarter and the eighth consecutive quarterly distribution increase. The distribution is payable in cash on June 30, 2022 to stockholders of record on June 15, 2022.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL generated strong results in the second fiscal quarter. Our earnings were again solid, reflecting robust origination activity and successful exits of certain investments. Credit quality remains healthy with no non-accruals, a testament to our disciplined, risk-controlled investment approach. Based on our strong and consistent performance, we increased our dividend for the eighth consecutive quarter to $0.165 per share. We are well-positioned for this increasingly volatile market environment and believe OCSL will continue to deliver attractive returns to our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.165 per share, an increase of 3%, or $0.005 per share, from the prior quarter and the eighth consecutive quarterly distribution increase. The distribution is payable in cash on June 30, 2022 to stockholders of record on June 15, 2022.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended

($ in thousands, except per share data)	March 31, 2022 (unaudited)	December 31, 2021 (unaudited)	March 31, 2021 (unaudited)
GAAP operating results:
Interest income	$57,019	$55,450	$35,655
PIK interest income	4,674	4,663	3,801
Fee income	1,905	912	2,278
Dividend income	700	3,916	209

Total investment income	64,298	64,941	41,943
Net expenses	24,200	29,338	23,829

Net investment income before taxes	40,098	35,603	18,114
(Provision) benefit for taxes on net investment income	—	(3,308)	—

Net investment income	40,098	32,295	18,114
Net realized and unrealized gains (losses), net of taxes	(25,657)	7,113	70,003

Net increase (decrease) in net assets resulting from operations	$14,441	$39,408	$88,117

Total investment income per common share	$0.35	$0.36	$0.29
Net investment income per common share	$0.22	$0.18	$0.12
Net realized and unrealized gains (losses), net of taxes per common share	$(0.14)	$0.04	$0.48
Earnings (loss) per common share — basic and diluted	$0.08	$0.22	$0.60
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$60,290	$62,093	$41,278
Adjusted net investment income	$32,344	$31,198	$21,058
Adjusted net realized and unrealized gains (losses), net of taxes	$(21,649)	$9,959	$36,607
Adjusted earnings (loss)	$14,441	$39,406	$54,056
Adjusted total investment income per share	$0.33	$0.34	$0.28
Adjusted net investment income per share	$0.18	$0.17	$0.14
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.12)	$0.06	$0.25
Adjusted earnings (loss) per share	$0.08	$0.22	$0.37

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the merger of Oaktree Strategic Income Corporation with and into the Company (the “Merger”) and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of

($ in thousands, except per share data and ratios)	March 31, 2022 (unaudited)	December 31, 2021 (unaudited)	September 30, 2021
Select balance sheet and other data:
Cash and cash equivalents	$39,366	$43,765	$29,334
Investment portfolio at fair value	2,644,775	2,588,623	2,556,629
Total debt outstanding (net of unamortized financing costs)	1,363,660	1,285,461	1,268,743
Net assets	1,330,376	1,325,061	1,312,823
Net asset value per share	7.26	7.34	7.28
Total debt to equity ratio	1.05x	0.98x	0.97x
Net debt to equity ratio	1.02x	0.95x	0.95x

Adjusted total investment income for the quarter ended March 31, 2022 was $60.3 million and included $53.0 million of interest income from portfolio investments, $4.7 million of payment-in-kind (“PIK”) interest income, $1.9 million of fee income and $0.7 million of dividend income. The decrease of $1.8 million was primarily driven by $3.2 million of lower dividend income resulting from one investment that paid a non-recurring tax-related distribution in the prior quarter, partially offset by $1.0 million of higher prepayment fees and $0.4 million of higher interest income primarily related to OID acceleration.

Net expenses for the quarter ended March 31, 2022 totaled $24.2 million, down $5.1 million from the quarter ended December 31, 2021. The decrease was driven by a $5.5 million decrease in accrued capital gains incentive fees resulting from unrealized losses on investments during the quarter and $0.5 million of lower professional fees, partially offset by $0.5 million of higher interest expense and $0.2 million of higher part I incentive fees.

Adjusted net investment income was $32.3 million ($0.18 per share) for the quarter ended March 31, 2022, up from $31.2 million ($0.17 per share) for the quarter ended December 31, 2021. The increase of $1.1 million primarily reflected $1.0 million of higher prepayment fees, $0.4 million of higher interest income and $0.5 million of lower professional fees, partially offset by $0.5 million of higher interest expense and $0.2 million of higher part I incentive fees.

Adjusted net realized and unrealized losses, net of taxes, were $21.6 million for the quarter ended March 31, 2022, respectively, primarily reflecting unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	March 31, 2022 (unaudited)	December 31, 2021 (unaudited)	March 31, 2021 (unaudited)
Investments at fair value	$2,644,775	$2,588,623	$2,327,353
Number of portfolio companies	146	140	137
Average portfolio company debt size	$17,700	$18,500	$17,600

Asset class:
Senior secured debt	86.4%	87.4%	86.5%
Unsecured debt	2.1%	1.0%	1.1%
Equity	4.5%	4.2%	4.4%
JV interests	7.1%	7.4%	8.0%

Non-accrual debt investments:
Non-accrual investments at fair value	$—	$—	$—
Non-accrual investments as a percentage of debt investments	—%	—%	—%
Number of investments on non-accrual	—	—	—

Interest rate type:
Percentage floating-rate	89.0%	91.6%	91.8%
Percentage fixed-rate	11.0%	8.4%	8.2%

Yields:
Weighted average yield on debt investments[1]	8.8%	8.7%	8.3%
Cash component of weighted average yield on debt investments	7.6%	7.5%	7.1%
Weighted average yield on total portfolio investments[2]	8.4%	8.3%	7.8%

Investment activity[3]:
New investment commitments	$227,900	$299,900	$317,700
New funded investment activity[4]	$236,200	$240,800	$301,800
Proceeds from prepayments, exits, other paydowns and sales	$180,100	$235,000	$228,900
Net new investments[5]	$56,100	$5,800	$72,900
Number of new investment commitments in new portfolio companies	16	12	18
Number of new investment commitments in existing portfolio companies	9	9	2
Number of portfolio company exits	10	10	12

1 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the Merger.

2 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the Merger.

3 Excludes the assets acquired as part of the Merger.

4 New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.

5 Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2022, the fair value of the investment portfolio was $2.6 billion and was composed of investments in 146 companies. These included debt investments in 132 companies, equity investments in 34 companies, and the Company’s joint venture investments in SLF JV I (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 22 of the equity investments were in companies in which the Company also had a debt investment.

As of March 31, 2022, 94.2% of the Company’s portfolio at fair value consisted of debt investments, including 69.0% of first lien loans, 17.3% of second lien loans and 7.8% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 69.7% of first lien loans, 17.7% of second lien loans and 6.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of December 31, 2021.

As of March 31, 2022, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $133.0 million at fair value as of March 31, 2022, down 1% from $134.7 million as of December 31, 2021. This decrease was primarily driven by unrealized losses on quoted debt investments held by SLF JV I, partially offset by undistributed net investment income.

As of March 31, 2022, SLF JV I had $389.9 million in assets, including senior secured loans to 60 portfolio companies. This compared to $393.3 million in assets, including senior secured loans to 61 portfolio companies, as of December 31, 2021. As of March 31, 2022, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $1.9 million for the Company during the quarter ended March 31, 2022, down from $2.0 million in the prior quarter. In addition, SLF JV I generated dividend income of $0.7 million for the Company during the quarter ended March 31, 2022, up from $0.5 million in the prior quarter. As of March 31, 2022, SLF JV I had $40.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

The Company’s investments in Glick JV totaled $55.6 million at fair value as of March 31, 2022, down slightly from $55.9 million as of December 31, 2021. As of March 31, 2022, Glick JV had $149.9 million in assets, including senior secured loans to 44 portfolio companies. This compared to $145.1 million in assets, including senior secured loans to 44 portfolio companies, as of December 31, 2021. As of March 31, 2022, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $0.7 million during the quarter ended March 31, 2022, which was unchanged as compared to the prior quarter. As of March 31, 2022, Glick JV had $13.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of March 31, 2022, the Company had total principal value of debt outstanding of $1,395.0 million, including $745.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 53% secured and 47% unsecured borrowings as of March 31, 2022. The Company was in compliance with all financial covenants under its credit facilities as of March 31, 2022.

As of March 31, 2022, the Company had $39.4 million of unrestricted cash and cash equivalents and $455.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of March 31, 2022, unfunded investment commitments were $243.8 million, or $194.8 million excluding unfunded commitments to the Company’s joint ventures. Of the $194.8 million, approximately $152.4 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of March 31, 2022, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 2.5%, up from 2.3% as of December 31, 2021.

The Company’s total debt to equity ratio was 1.05x and 0.98x as of March 31, 2022 and December 31, 2021, respectively. The Company’s net debt to equity ratio was 1.02x and 0.95x as of March 31, 2022 and December 31, 2021, respectively.

In February, the Company entered into an equity distribution agreement with Keefe, Bruyette & Woods, Inc., JMP Securities LLC, Raymond James & Associates, Inc. and SMBC Nikko Securities America, Inc., as placement agents, in connection with the issuance and sale by the Company of shares of common stock, having an aggregate offering price of up to $125.0 million. During the three months ended March 31, 2022, the Company issued and sold 2.6 million shares of common stock under the Company’s “at the market” equity offering with net proceeds totaling $19.4 million after giving effect to sale agents’ commissions and offering expenses.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

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“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

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“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to stockholders of Oaktree Strategic Income Corporation (“OCSI”) was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio.

1 Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months ended March 31, 2022, $3.7 million of accrued Part II incentive fees were reversed. As of March 31, 2022, the total accrued Part II incentive fee liability was $6.8 million. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. Hypothetically, if Part II incentive fees were calculated as of March 31, 2022 under the A&R Advisory Agreement, the amount payable would have been $0.6 million.

Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	March 31, 2022 (unaudited)		December 31, 2021 (unaudited)		March 31, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$64,298	$0.35	$64,941	$0.36	$41,943	$0.29
Less: Interest income accretion related to merger accounting adjustments	(4,008)	(0.02)	(2,848)	(0.02)	(665)	—

Adjusted total investment income	$60,290	$0.33	$62,093	$0.34	$41,278	$0.28

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended
	March 31, 2022 (unaudited)		December 31, 2021 (unaudited)		March 31, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$40,098	$0.22	$32,295	$0.18	$18,114	$0.12
Less: Interest income accretion related to merger accounting adjustments	(4,008)	(0.02)	(2,848)	(0.02)	(665)	—
Add: Part II incentive fee	(3,746)	(0.02)	1,751	0.01	3,609	0.02

Adjusted net investment income	$32,344	$0.18	$31,198	$0.17	21,058	$0.14

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended
	March 31, 2022 (unaudited)		December 31, 2021 (unaudited)		March 31, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$(25,657)	$(0.14)	$7,113	$0.04	$70,003	$0.48
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	4,008	0.02	2,846	0.02	(33,396)	(0.23)

Adjusted net realized and unrealized gains (losses), net of taxes	$(21,649)	$(0.12)	$9,959	$0.06	$36,607	$0.25

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	March 31, 2022 (unaudited)		December 31, 2021 (unaudited)		March 31, 2021 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$14,441	$0.08	$39,408	$0.22	$88,117	$0.60
Less: Interest income accretion related to merger accounting adjustments	(4,008)	(0.02)	(2,848)	(0.02)	(665)	—
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	4,008	0.02	2,846	0.02	(33,396)	(0.23)

Adjusted earnings (loss)	$14,441	$0.08	$39,406	$0.22	$54,056	$0.37

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its second fiscal quarter 2022 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on May 5, 2022. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 4588025, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2022 (unaudited)	December 31, 2021 (unaudited)	September 30, 2021
ASSETS
Investments at fair value:
Control investments (cost March 31, 2022: $272,975; cost December 31, 2021: $272,970; cost September 30, 2021: $283,599)	$250,580	$259,469	$270,765
Affiliate investments (cost March 31, 2022: $21,106; cost December 31, 2021: $18,845; cost September 30, 2021: $18,763)	20,244	18,120	18,289
Non-control/Non-affiliate investments (cost March 31, 2022: $2,365,667; cost December 31, 2021: $2,283,055; cost September 30, 2021: $2,236,759)	2,373,951	2,311,034	2,267,575

Total investments at fair value (cost March 31, 2022: $2,659,748; cost December 31, 2021: $2,574,870; cost September 30, 2021: $2,539,121)	2,644,775	2,588,623	2,556,629
Cash and cash equivalents	39,366	43,765	29,334
Restricted cash	2,395	2,292	2,301
Interest, dividends and fees receivable	17,335	18,508	22,125
Due from portfolio companies	2,338	2,793	1,990
Receivables from unsettled transactions	9,893	25,823	8,150
Due from broker	25,120	3,450	1,640
Deferred financing costs	8,486	9,055	9,274
Deferred offering costs	32	34	34
Deferred tax asset, net	1,668	1,673	714
Derivative assets at fair value	2,764	1,075	1,912
Other assets	2,510	2,848	2,284

Total assets	$2,756,682	$2,699,939	$2,636,387

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,453	$6,169	$3,024
Base management fee and incentive fee payable	22,833	26,190	32,649
Due to affiliate	3,249	3,503	4,357
Interest payable	4,379	6,698	4,597
Director fees payable	38	123	—
Payables from unsettled transactions	6,422	40,803	8,086
Derivative liability at fair value	23,272	5,931	2,108
Credit facilities payable	745,000	650,000	630,000
Unsecured notes payable (net of $5,761, $6,131 and $6,501 of unamortized financing costs as of March 31, 2022, December 31, 2021 and September 30, 2021, respectively)	618,660	635,461	638,743

Total liabilities	1,426,306	1,374,878	1,323,564

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 183,205, 180,469 and 180,361 shares issued and outstanding as of March 31, 2022, December 31, 2021 and September 30, 2021, respectively	1,832	1,805	1,804
Additional paid-in-capital	1,825,257	1,805,139	1,804,354
Accumulated overdistributed earnings	(496,713)	(481,883)	(493,335)

Total net assets (equivalent to $7.26, $7.34 and $7.28 per common share as of March 31, 2022, December 31, 2021 and September 30, 2021, respectively)	1,330,376	1,325,061	1,312,823

Total liabilities and net assets	$2,756,682	$2,699,939	$2,636,387

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31, 2022 (unaudited)	Three months ended December 31, 2021 (unaudited)	Three months ended March 31, 2021 (unaudited)	Six months ended March 31, 2022 (unaudited)	Six months ended March 31, 2021 (unaudited)
Interest income:
Control investments	$3,334	$3,480	$2,374	$6,814	$4,717
Affiliate investments	366	334	143	700	248
Non-control/Non-affiliate investments	53,314	51,635	33,133	104,949	62,317
Interest on cash and cash equivalents	5	1	5	6	6

Total interest income	57,019	55,450	35,655	112,469	67,288

PIK interest income:
Non-control/Non-affiliate investments	4,674	4,663	3,801	9,337	6,890

Total PIK interest income	4,674	4,663	3,801	9,337	6,890

Fee income:
Control investments	13	13	18	26	33
Affiliate investments	5	5	5	10	10
Non-control/Non-affiliate investments	1,887	894	2,255	2,781	5,587

Total fee income	1,905	912	2,278	2,817	5,630

Dividend income:
Control investments	700	3,916	209	4,616	339

Total dividend income	700	3,916	209	4,616	339

Total investment income	64,298	64,941	41,943	129,239	80,147

Expenses:
Base management fee	10,082	9,952	7,074	20,034	13,615
Part I incentive fee	6,704	6,457	4,444	13,161	8,593
Part II incentive fee	(3,746)	1,751	3,609	(1,995)	13,149
Professional fees	822	1,322	1,017	2,144	1,884
Directors fees	160	123	157	283	300
Interest expense	9,908	9,400	6,568	19,308	12,663
Administrator expense	307	390	293	697	626
General and administrative expenses	713	693	775	1,406	1,293

Total expenses	24,950	30,088	23,937	55,038	52,123
Fees waived	(750)	(750)	(108)	(1,500)	(108)

Net expenses	24,200	29,338	23,829	53,538	52,015

Net investment income before taxes	40,098	35,603	18,114	75,701	28,132
(Provision) benefit for taxes on net investment income	—	(3,308)	—	(3,308)	—

Net investment income	40,098	32,295	18,114	72,393	28,132

Unrealized appreciation (depreciation):
Control investments	(8,894)	(667)	18,411	(9,561)	26,746
Affiliate investments	(137)	(251)	394	(388)	104
Non-control/Non-affiliate investments	(19,696)	(2,831)	42,803	(22,527)	84,740
Foreign currency forward contracts	1,689	(837)	3,536	852	1,110

Net unrealized appreciation (depreciation)	(27,038)	(4,586)	65,144	(31,624)	112,700

Realized gains (losses):
Control investments	—	1,868	—	1,868	—
Non-control/Non-affiliate investments	991	4,481	8,179	5,472	16,917
Foreign currency forward contracts	411	2,972	(2,323)	3,383	(2,846)

Net realized gains (losses)	1,402	9,321	5,856	10,723	14,071

(Provision) benefit for taxes on realized and unrealized gains (losses)	(21)	2,378	(997)	2,357	(1,242)

Net realized and unrealized gains (losses), net of taxes	(25,657)	7,113	70,003	(18,544)	125,529

Net increase (decrease) in net assets resulting from operations	$14,441	$39,408	$88,117	$53,849	$153,661

Net investment income per common share — basic and diluted	$0.22	$0.18	$0.12	$0.40	$0.20
Earnings (loss) per common share — basic and diluted	$0.08	$0.22	$0.60	$0.30	$1.07
Weighted average common shares outstanding — basic and diluted	181,598	180,381	146,652	180,982	143,775